Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports Second Quarter 2023 Financial Results and Provides Corporate Update

SAN DIEGO, August 21, 2023 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a commercial-stage biopharmaceutical company, today announced financial results for the second quarter ended June 30, 2023, and provided an update on recent corporate developments.

Q2 2023 Corporate Highlights

•	In May, the Company closed the merger with DMK Pharmaceuticals Corporation (DMK), a private, clinical-stage biotechnology company at the forefront of endorphin-inspired drug design focused on developing novel treatments for opioid use disorder and other neuro-based diseases. Ebrahim Versi, MD, PhD, CEO of DMK, was named CEO of Adamis and Chairman of the Board of Directors. David J. Marguglio, previously Chief Executive Officer of Adamis, assumed the role of President and Chief Operating Officer of the combined company. Changes to the composition of the Board of Directors were also made.

•	In June, management participated in the White House Roundtable with Opioid Reversal Product Manufacturers hosted by White House Office of National Drug Control Policy Director, Dr. Rahul Gupta, White House Domestic Policy Council Advisor Neera Tanden, U.S. Assistant Secretary for Health Admiral Rachel Levine, and U.S. Assistant Secretary for Mental Health and Substance Use Dr. Miriam E. Delphin-Rittmon. While in Washington, D.C., management also met individually with 12 members and/or staff of the House of Representatives and Senate, from both parties, and discussed the opioid crisis and potential ways it could be mitigated.

•	Also in June, the Company announced that its wholly owned subsidiary DMK was the recipient of a grant from the National Institute of Alcohol Abuse and Alcoholism (NIAAA) of the National Institutes of Health (NIH) to support the development of a novel bifunctional small molecule for the treatment of alcohol use disorder.

•	In July, the Company committed to an unrestricted research grant to the Leiden University Medical Center Anesthesia and Pain Research Unit, to fund a ZIMHI® clinical study by Albert Dahan, MD, PhD, a world expert on opioid-induced respiratory depression, otherwise known as an opioid overdose. The objective of the work will be to assess the efficacy of the Company’s ZIMHI product compared to 4mg of intranasal naloxone, which is comparable to NARCAN®, and the respective number of doses required to reverse fentanyl-induced respiratory depression.

Recent Corporate Updates

•	On August 4, 2023, the Company announced the closing of a public offering of 5,930,000 units at a public offering price of $1.35, with each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof) and one warrant to purchase one share of common stock. The Company received gross proceeds of approximately $8.0 million before deducting fees and other estimated offering expenses at the closing, and has received additional proceeds resulting from exercises after the closing date of some of the warrants issued in the transaction.

Q2 2023 Financial Highlights

•	Revenues for the second quarter ending June 30, 2023 were $0.0 million compared to $0.0 million for the same period in 2022. Revenues were negligible in both periods because no manufacturing of commercial products occurred in the second quarter in 2023 or 2022. Revenues for the six months ending June 30, 2023 and 2022 were approximately $1.5 million and $1.2 million, respectively. The increase was due to higher manufacturing demand for ZIMHI in the first quarter of 2023 versus 2022.

•	Selling, general and administrative (SG&A) expenses for the three months ending June 30, 2023 were $4.0 million compared to $4.2 million for the second quarter of 2022. SG&A expenses for the first six months ending June 30, 2023 and 2022 were $8.8 million and $7.6 million, respectively. The increase was primarily attributable to approximately $1.3 million in transaction costs associated with the DMK merger.

•	Research and development (R&D) expense for the second quarter of 2023 was $0.4 million compared to $3.2 million in the second quarter of the prior year. R&D expense for the first six months of 2023 was $1.7 million, compared to $7.5 million in the same period in 2022. The decline in both periods was due to terminating the clinical development activity related to a previous product candidate.

•	Net loss for the combined (continued and discontinued) operations for the second quarter of 2023 was $8.6 compared to a net loss of $8.4 million in the second quarter of 2022. The increase was primarily attributable to a charge of $6.5 million for DMK’s in-process research and development acquired in the merger. Net loss for the six months ended June 30, 2023 and 2022 was $17.5 million and $18.8 million, respectively.

•	Cash and cash equivalents as of June 30, 2023, were approximately $0.6 million. Additional cash infusions subsequent to the close of the second quarter include net proceeds of approximately $1.8 million from the sale of assets related to the discontinued US Compounding operations and net proceeds of approximately $7.0 million from the Company’s equity financing transaction that occurred in August.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid overdose and substance use disorders. Adamis’ commercial products approved by the FDA include ZIMHI® (naloxone) Injection for the treatment of opioid overdose, and SYMJEPI® (epinephrine) Injection for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Following its recent merger transaction with DMK Pharmaceuticals, the Company is also developing novel therapies for opioid use disorder (OUD) and other important neuro-based conditions where patients are currently underserved. The Company’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. Adamis also plans to develop the compound for the treatment of moderate to severe pain. The Company’s other development stage product candidates include DPI-221 for bladder control problems and DPI-289 for severe end stage Parkinson’s disease. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to statements concerning the following matters: (i) the commencement, timing and results of the proposed study to conducted by Dr. Dahan regarding the Company’s ZIMHI® product; (ii) the outcome of any current legal proceedings or future legal proceedings; (iii) whether the combined business of DMK and Adamis will be successful; (iv) whether any DMK product candidates will be successfully developed or commercialized; (v) the Company’s ability to regain compliance with Nasdaq listing standards so that the Company’s Common Stock continues to be listed on the Nasdaq Capital Market; (vi) the Company’s ability to raise capital to continue as a going concern; and (vii) those risks detailed in Adamis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission (“SEC”), as well as other documents that may be filed by Adamis from time to time with the SEC. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Adamis cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to: our ability to raise capital; the timing and results of the study to be conducted by Dr. Dahan; our ability to maintain continued listing of the Common Stock on the Nasdaq Capital Market; risks associated with development of DMK’s drug product candidates; our cash flow, cash burn, expenses, obligations and liabilities; the outcomes of any litigation, regulatory proceedings, inquiries or investigations that we are or may become subject to; and other important factors discussed in the Company’s filings with the SEC. If we do not obtain additional equity or debt funding in the future, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations or satisfy out liabilities, we could be required to seek bankruptcy protection or other alternatives to attempt to resolve our obligations and liabilities that could result in our stockholders losing most or all of their investment in us. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s website at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

  ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	June 30, 2023	December 31, 2022
Cash and Cash Equivalents	$640,254	$1,081,364
Total Current Assets	3,450,698	9,272,150
Total Assets	4,749,150	10,930,840
Total Liabilities	16,244,476	11,581,605
Accumulated Deficit	(322,081,115)	(304,564,086)
Total Stockholders’ Equity	(11,825,326)	(808,068)

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, net	$6,945	$39,847	$1,459,945	1,194,361
Cost of Goods Sold	361,394	689,178	2,149,461	2,152,760
Selling, General and Administrative Expenses	4,033,083	4,205,934	8,815,168	7,588,630
Research and Development	376,957	3,320,654	1,687,486	7,542,179
Acquired In-Process Research and Development	6,539,675	-	6,539,675	-
Loss from Operations	(11,304,164)	(8,175,919)	(17,731,845)	(16,089,208)
Total Other Income (Expense), net	4,300,773	(159,535)	1,713,846	(2,436,000)
Net Loss from Continuing Operations, before taxes	(7,003,391)	(8,335,454)	(16,017,999)	(18,525,208)
Net Income (Loss) from Discontinued Operations, before taxes	(1,570,731)	(61,767)	(1,499,030)	(226,628)
Net Loss Applicable to Common Stock	$(8,574,122)	$(8,397,221)	$(17,517,029)	$(18,751,836)
Basic & Diluted Loss Per Share	$(3.40)	$(3.92)	$(7.43)	$(8.77)
Basic & Diluted Weighted Average Shares Outstanding	2,569,400	2,140,224	2,378,006	2,138,816